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TWIN DISC, INC., TO MOVE TO THE
NASDAQ NATIONAL MARKET


RACINE, WISCONSIN-October 15, 2004-Twin Disc, Inc. (NYSE: TDI), today announced that its Board of Directors has approved the decision to move the listing of its common stock from the New York Stock Exchange to The NASDAQ Stock Market(r). Effective October 21, 2004, the Company's stock will trade under the symbol
NASDAQ: TWIN.

"This decision was reached after careful consideration of the capital market alternatives and analysis of the electronic market model. Nasdaq intends to continue to provide added market visibility and liquidity to our investors," said Michael E. Batten, Chairman and Chief Executive Officer of Twin Disc.
"We believe that NASDAQ's electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade. As the world's largest electronic stock market, NASDAQ promotes innovation and attracts leading growth companies from a diverse group of sectors. We are very proudlooking forward to being a part of The NASDAQ Stock Market(r)."

Bruce Aust, Executive Vice President of The NASDAQ Stock Market(r) said: "Twin Disc has been a leader in the transmission equipment industry for over 85 years. We are honored that they have selected NASDAQ, the home of many industry leaders, as the best market for their investors."

Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural and energy and natural resources markets.

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.